Exhibit 4.54

edward nathan sonnenberg

johannesburg cape town durban stellenbosch

150 west street

sandown sandton johannesburg 2196

p o box 783347 sandton south africa 2146

docex 152 randburg

tel +2711 269 7600 fax +2711 269 7899

info@ens.co.za www.ens.co.za

SECOND ADDENDUM TO THE AMENDED AND RESTATED SALE OF SHARES AND CLAIMS AGREEMENT

entered into between

HARMONY GOLD MINING COMPANY LIMITED

and

EMERALD PANTHER INVESTMENTS 91 PROPRIETARY LIMITED

and

PAN AFRICAN RESOURCES PLC

and

EVANDER GOLD MINES LIMITED

and

RANDFONTEIN ESTATES LIMITED

and

FIREFLY INVESTMENTS 251 PROPRIETARY LIMITED

1.	INTERPRETATION

In this Addendum –

1.1.	“Addendum” means this second addendum to the Amended and Restated Sale of Shares and Claims Agreement;

1.2.	“Amended and Restated Sale of Shares and Claims Agreement” means the agreement headed “Amended and Restated Sale of Shares and Claims Agreement” entered into between the Parties on 15 August 2012, as amended by the first addendum thereto dated 31 October 2012;

1.3.	“Firefly” means Firefly Investments 251 Proprietary Limited, registration number 2012/084164/07, a limited liability private company duly incorporated in South Africa;

1.4.	“Pledge and Cession Agreements” means an agreement between –

1.4.1.	the Seller and Pan African in terms of which Pan African pledges and cedes the entire issued share capital of, and all of its claims on loan account against, the Purchaser to the Seller as security for the performance by Pan African of its obligations under clause 13 of the Agreement; and

1.4.2.	the Seller and the Purchaser in terms of which the Purchaser pledges and cedes the (i) entire issued share capital of, and all of its claims on loan account against, the Company, and (ii) entire issued share capital of, and all of its claims on loan account against, Firefly, to the Seller as security for the obligation of the Purchaser to pay the balance of the Purchase Consideration to the Seller in terms of clause 9.5 of the Agreement;

1.5.	words and expressions defined in the Amended and Restated Sale of Shares and Claims Agreement will have the same meanings and any reference to the words “clause” or “clauses” will refer to clauses of the Amended and Restated Sale of Shares and Claims Agreement.

2.	INTRODUCTION

2.1.	The Parties have agreed to make certain amendments to the Amended and Restated Sale of Shares and Claims Agreement.

2.2.	The Parties wish to record their agreement in writing.

3.	AMENDMENTS

3.1.	The Amended and Restated Sale of Shares and Claims Agreements amended as follows –

3.1.1.	clause 2.1.10.1 is deleted in its entirety and replaced with a new clause 2.1.10.1 as follows –

“2.1.10.1	18 January 2013”;

3.1.2.	clause 2.1.22 is deleted in its entirety and replaced with a new clause 2.1.22 as follows –

“2.1.22	“Deposit Date” means the 10th (tenth) business day after the later of -

3.1.3.	clause 2.1.22.1 is deleted in its entirety and replaced with a new clause 2.1.22.1 as follows –

“2.1.22.1	18 January 2013;

3.1.4.	clause 2.1.61 is deleted in its entirety and replaced with a new clause 2.1.61 as follows –

“2.1.61	“Seller’s Attorneys” means Edward Nathan Sonnenbergs Incorporated, registration number 2006/018200/21, a firm of attorneys duly incorporated as a private company in South Africa.”

3.1.5.	clause 5.1.2 is deleted in its entirety and replaced with a new clause 5.1.2 as follows -

“5.1.2	by not later than 23h59 on 31 January 2012, the Company has entered into a new electricity supply agreement with Eskom on terms and conditions substantially similar to those contained in the Eskom Agreement, or on other terms and conditions approved by the Seller and the Purchaser, acting reasonably.”

3.1.6.	clause 5.1.6 is deleted in its entirety and replaced with a new clause 5.1.6 as follows -

“by not later than 23h59 on (i) 30 November 2012, the resolutions referred to in clause 5.1.4 have been adopted by Pan African’s shareholders and have become unconditional, and (ii) 31 December 2012, all stock exchanges on which Pan African’s shares are listed have given any approvals which may be required for the implementation of the Sale and all matters contained in such resolutions; and”

3.1.7.	clause 9.1 is deleted in its entirety and replaced with a new clause 9.1 as follows –

“9.1	The Purchase Consideration is an amount calculated in accordance with the following formula –

PC = A – B - C

Where –

PC =	the Purchase Consideration;

A =	(i) R1 500 000 000 (one billion five hundred million rand) if the Closing Date occurs on 31 October 2012, (ii) the Reduced Consideration if the Closing Date occurs before 31 October 2012; or (iii) the Increased Consideration if the Closing Date occurs after 31 October 2012;

B =	the aggregate of any Distributions made by any member of the Group to any member of the Seller’s Group, and any repayment of any amount owing by any member of the Group to any member of the Seller’s Group on loan account, in terms of clause 17.8.2 or in contravention of the provisions of clause 17; and

C =	in respect of each Distribution or repayment referred to in B above, an amount calculated in accordance with the following formula –

C = (N/365 x 0.05 x D)

Where –

C = the amount to be calculated;

N =	the number of days from the date on which such Distribution or repayment was made to the Closing Date; and

D = the amount of that Distribution or repayment.”.

3.1.8.	clause 9.3 is deleted in its entirety and replaced with a new clause 9.3 as follows -

“9.3	The Purchase Consideration less the aggregate of -

9.3.1	if the Break Fee was paid by the Purchaser to the Seller in terms of clause 11.1, the amount deemed to have been paid to the Seller as part payment of the Purchase Consideration in terms of clause 11.4;

9.3.2	if all or any part of the Deposit was paid by the Purchaser to the Seller in terms of clause 10, the amount deemed to have been paid to the Seller as part payment of the Purchase Consideration in terms of clause 10.3; and

9.3.3	R500 000 000 (five hundred million rand),

shall be paid by the Purchaser to the Seller in cash on the Closing Date. For the avoidance of doubt, it is recorded that if the amount calculated in terms of this clause 9.3 is a negative number, no payment shall be required to be made.”

3.1.9.	Clause 9 is amended by the insertion of a new clause 9.5 as follows at the end of the clause –

“9.5	The balance of the Purchase Consideration, after deducting the amount paid by the Purchaser to the Seller in terms of clause 9.3 and the amount deemed to have been paid to the Seller as part payment of the Purchase Consideration in terms of clauses 10.3 and 11.4, shall be paid by the Purchaser to the Seller in cash within 10 (ten) business days after the Closing Date.”

3.1.10.	clause 10.1.4 is deleted in its entirety and replaced with a new clause 10.1.4 as follows –

“10.1.4 the Company has, to the extent required by the Purchaser -

10.1.4.1	registered the mortgage bonds referred to in clause 4 of the security cession agreement which is attached hereto as Annexure 4; and

10.1.4.2	registered –

10.1.4.2.1	a special notarial bond in such form as may be required by the Purchaser, acting reasonably, over all plant, equipment and vehicles of the Company; and

10.1.4.2.2	the mortgage bonds referred to in clause 4 of the security cession agreement which is attached hereto as Annexure 4 over the following immovable properties –

10.1.4.2.2.1	remaining extent of the Farm Leeuwpan 532 IR held by title deed number T12044/1964;

10.1.4.2.2.2	portion 7 of the Farm Leeuwpan 532 IR held by titled deed number T12044/1964;

10.1.4.2.2.3	the farm annex Leeuwpan 533 IR held by titled deed number T12044/1964;

10.1.4.2.2.4	portion 6 of the Farm Rietkuil 531 IR held by deed of transfer number T 31847/1963;

10.1.4.2.2.5	portion 11 (a portion of portion 9) of the Farm Leeuwpan 532 IR held by deed of transfer number T32915/1963;

10.1.4.2.2.6	portion 15 (a portion of portion 3) of the Farm Leeuwpan 532 IR held by deed of transfer number T34265/1963;

10.1.4.2.2.7	remaining extent of portion 9 (a portion of portion 2) of the Farm Leeuwpen 532 JR held by deed of transfer number T34266/1963;

10.1.4.2.2.8	portion 14 (a portion of portion 3 of the Farm Leeuwpen 532 JR held by deed of transfer number T34519/1963;

10.1.4.2.2.9	portion 6 of the Farm Leeuwpen 532 JR held by deed of transfer number T35529/1963; and

10.1.4.2.2.10	remaining extent of portion 2 of the Farm Leeuwpen 532 JR held by deed of transfer number T36865/1963.”,

3.1.11.	the hanging paragraph at the end of clause 10.1 is deleted in its entirety and replaced with a new hanging paragraph as follows -;

“the Purchaser shall, on the Deposit Date, pay to the Seller such portion of the Deposit as has not already been paid to the Seller in terms of clause 10.1A, to be held by the Seller subject to the remainder of this clause 10. The remainder of this clause 10 shall only apply if the Purchaser has paid the Deposit (or any portion thereof) to the Seller in terms of this clause 10.1 and/or 10.1A.”

3.1.12.	clause 10 is amended by the insertion of a new clause 10.1A immediately before clause 10.2 –

“10.1A	Notwithstanding anything to the contrary contained herein, if the requirements of clauses 10.1.1 (save for the requirement that the Condition Precedent in clause 5.1.2 has been fulfilled or waived), 10.1.2, 10.1.3 and 10.1.4.1 have been satisfied and the Company has executed irrevocable powers of attorney in the form required by the conveyancers referred to in clause 4 of Annexure 4 to enable them to register the special notarial bond referred to in 10.1.4.2.1 and the mortgage bonds referred to in 10.1.4.2.2, the Purchaser shall be obliged to pay not less than R400 000 000 (four hundred million rand) to the Seller as a portion of the Deposit on or before the later of (i) the 1st (first) business day after the requirements of clauses 10.1.1, 10.1.2, 10.1.3 and 10.1.4.1 have been satisfied and the Company has executed the said irrevocable powers of attorney and (ii) 14 December 2012, and the Purchaser shall be entitled, but not obliged, to pay further amounts to the Seller on account of the Deposit (provided that each such payment shall be a whole multiple of, R10 000 000 (ten million rand)).”

3.1.13.	Clause 10.2 is deleted in its entirety and replaced with a new clause 10.2 as follows –

“10.2	If the Condition Precedents set out in clauses 5.1.2 and 5.1.7 have neither been fulfilled nor waived on or before the time stipulated for fulfilment (or any extension thereof) with the consequence that, in terms of clause 5.8, this Agreement lapses, then the Seller shall, within 5 (five) business days after this Agreement lapses, refund to the Purchaser the Deposit or any portion of the Deposit which has been paid by the Purchaser, plus in respect of each separate amount paid on a different date by the Purchaser to the Seller on account of the Deposit, an amount calculated in accordance with the following formula –

A = (N/365 x 0.05 x D)

Where –

A =	the amount to be calculated;

N =	the number of days from the date on which that amount was paid to the Seller to the day on which the Seller is obliged to refund the Deposit to the Purchaser in accordance with this clause 10.2; and

D =	the amount so paid to the Seller on account of the Deposit.”.

3.1.14.	clause 10.3 is deleted in its entirety and replaced with a new clause 10.3 as follows–

“10.3	If the Purchase Consideration has become payable to the Seller, then, without detracting from the Seller’s obligations in terms of clause 14, the Seller shall retain the whole or any part of the Deposit paid and the Purchaser shall be deemed to have paid into the Seller’s Designated Account, as part payment on account of the Purchase Consideration payable by the Purchaser, the sum of the Deposit plus, in respect of each separate amount paid on a different date by the Purchaser to the Seller on account of the Deposit, an amount calculated in accordance with the following formula –

A = (N/365 x 0.05 x D)

Where –

A =	the amount to be calculated;

N =	the number of days from the date on which that amount was paid to the Seller to the Closing Date; and

D =	the amount so paid to the Seller on account of the Deposit.”

3.1.15.	clause 10.4 is deleted in its entirety;

3.1.16.	clause 11.6 of Annexure “2” is amended by deleting the words “save for annual increases or market related terms and in accordance with past practice” where they appear in lines 4 to 6 of clause 11.6 of Annexure “2” and by inserting the following words “save for (i) annual increases on market related terms and in accordance with past practice, (ii) the increase in salaries of the Employees with effect from 25 October 2012, in an aggregate amount of approximately R600 000 (six hundred thousand rand) on a monthly basis, (iii) an additional once off payment to category 3 (three) through to category 8 (eight) Employees in an amount equal to R550 (five hundred and fifty rand) each on 12 October 2012 and (iv) the payment of a bonus to the Employees, which is linked to the production of the Company, in an amount equal to R500 (five hundred rand) per Employee per month for a period of 4 (four) consecutive months, commencing in respect of the October 2012 production month, payable in the November pay month”, at the end of clause 11.6 of Annexure “2”.

3.2.	Subject to clause 3.3, the amendments in clause 3.1 are deemed to have become effective on the Signature Date.

3.3.	The (i) amendment to clause 9.3, set out in clause 3.1.8 of this Addendum, (ii) insertion of clause 9.5, set out in clause 3.1.9 of this Addendum and (iii) deletion of clause 10.4, as set out in clause 3.1.15 of this Addendum, will only become effective on the date of signature of the last of the Pledge and Cession Agreement’s by the Party last signing. The Parties shall use reasonable endeavours to conclude the Pledge and Cession Agreements as soon as possible after the date on which this Addendum has been signed by the Parties.

4.	ANCILLARY AGREEMENTS

4.1.	Evander hereby assigns, with effect from the Closing Date, all of its rights and obligations in terms of the Evander Shared Services Agreement and the Harmony Shared Services Agreement to Firefly Investments 251 Proprietary Limited with effect from the Closing Date.

4.2.	The Seller, the Company and Randfontein Estates Limited hereby consent to the assignments in terms of clause 4.1.

5.	SAVINGS CLAUSE

Save to the extent specifically or by necessary implication modified in or inconsistent with the provisions of this Addendum or unless otherwise agreed in writing between the Parties, all the terms and conditions of the Amended and Restated Sale of Shares and Claims Agreement shall mutatis mutandis continue to apply.

6.	COSTS

Each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Addendum.

7.	SIGNATURE

7.1.	This Addendum is signed by the Parties on the dates and at the places indicated below.

7.2.	This Addendum may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Addendum as at the date of signature of the Party last signing one of the counterparts.

7.3.	The persons signing this Addendum in a representative capacity warrant their authority to do so.

FOR	HARMONY GOLD MINING COMPANY LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto

Name:

Date:

Place:

FOR	EMERALD PANTHER INVESTMENTS 91 PROPRIETARY LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto

Name:	Busi Sitole

Date:	30 November 2012

Place:	Rosebank

FOR	PAN AFRICAN RESOURCES PLC

Signature:	/s/
who warrants that he / she is duly authorised thereto

Name:	Busi Sitole

Date:	30 November 2012

Place:

FOR	EVANDER GOLD MINES LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto

Name:

Date:

Place:

FOR	RANDFONTEIN ESTATES LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto

Name:

Date:

Place:

FOR	FIREFLY INVESTMENTS 251 PROPRIETARY LIMITED

Signature:	/s/
who warrants that he / she is duly authorised thereto

Name:	Busi Sitole

Date:	30 November 2012

Place:	Rosebank